SHAREHOLDER VOTES. During the year ending June 30, 2017, the following actions were taken by the shareholders of the Portfolios.

SPECIAL MEETING OF SHAREHOLDERS - MARCH 17, 2017

A special meeting of shareholders of the Portfolios was held on March 17, 2017.

At the March 17, 2017 meeting, shareholders of the Portfolios approved the following:

1. On the Proposal for election of Trustees with respect to nominee Laura Anne Corsell;

Nominee    Record Date Shares   Shares Voted    % of Total Shares  For Proposal
% of Votes in Favor

Laura Anne Corsell  1,051,767,016.526  576,153,838.137 54.779% 576,153,838.137
100%

2. On the Proposal for election of Trustees with respect to nominee Jarret Burt Kling;

Nominee    Record Date Shares	Shares Voted	% of Total Shares   For Proposal
% of Votes in Favor

Jarrett Burt Kling  1,051,767,016.526  576,153,838.137 54.779%	576,153,838.137
100%

3. On the Proposal for election of Trustees with respect to nominee Harvey G. Magarick;

Nominee    Record Date Shares	Shares Voted	% of Total Shares   For Proposal
% of Votes in Favor

Harvey G. Magarick  1,051,767,016.526  576,153,838.137 54.779%	576,153,838.137
100%

4. On the Proposal for election of Trustees with respect to nominee R. Richard Williams; and

Nominee    Record Date Shares	Shares Voted	% of Total Shares   For Proposal
% of Votes in Favor

R. Richard Williams 1,051,767,016.526  576,153,838.137 54.779%	576,153,838.137
100%

5. On the Proposal for election of Trustees with respect to nominee Richard W. Wortham, III:

Nominee                 Record Date Shares Shares Voted  % of Total Shares
For Proposal     % of Votes in Favor

Richard W. Wortham, III 1,051,767,016.526 576,153,838.137 54.779%
566,810,786.137   98.379%